Exhibit 99.1

Everspin Reports First Quarter 2020 Financial Results

Revenue Above High-End of Guidance with Significant Improvement in EPS; Guides 19% Revenue Growth for 2Q at the Midpoint

CHANDLER, Ariz.--(BUSINESS WIRE)--May 7, 2020--Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced financial results for the first quarter ended March 31, 2020.

First Quarter and Recent Highlights

  Total revenue increased sequentially and year-over-year to $10.1 million, exceeding the high-end of guidance
  Gross margin expanded to 52.9% from 47.7% in the prior year quarter
  GAAP loss improved to ($0.10) per share and non-GAAP loss to ($0.05), compared to ($0.25) and ($0.21), respectively, in year-ago quarter
  Ended quarter with cash and equivalents of $14.0 million

“First quarter revenue was above the high end of our guidance range and represented our third consecutive quarter of growth as data center demand combined with the breadth of our customer base continue to be positive factors for our business,” stated Kevin Conley, Everspin’s President and CEO. “Additionally, our expense reduction initiatives and ongoing improvement in mature product costs resulted in a dramatic increase in year-over-year bottom-line results.

“Despite the moderate impact on orders and customer interactions associated with the COVID-19 pandemic, we remain fully operational and achieved growth in the quarter as well as a record number of design wins. We also continued to increase customer sampling of our STT-MRAM products as we pave the way for expanding design-ins. This is a testament to the persistence of the Everspin team and the strength of our leading technology and products.

“Looking to the second quarter, we expect to achieve another quarter of sequential revenue growth, while we cautiously monitor the global environment and remain prepared to promptly address any possible changes in market dynamics.”

First Quarter 2020 Results

Total revenue for the first quarter of 2020 was $10.1 million, compared to $9.7 million last quarter and $10.0 million in the first quarter of 2019.

Gross margin for the first quarter of 2020 was 52.9%, compared to 53.6% in the prior quarter and 47.7% in the first quarter of 2019.

GAAP operating expenses for the first quarter of 2020 were $6.9 million, compared to $8.2 million in the fourth quarter of 2019 and $9.0 million in the first quarter of 2019. On a non-GAAP basis, operating expenses for the first quarter of 2020 were $6.2 million, compared to $6.3 million in the prior quarter and $8.3 million in the year-ago quarter.

GAAP net loss for the first quarter of 2020 was $1.7 million, or ($0.10) per share, based on 18.1 million weighted-average shares outstanding. This compares to a net loss of $3.1 million, or ($0.17) per share, in the fourth quarter of 2019, which included $0.8 million in restructuring charges, and a net loss of $4.3 million, or ($0.25) per share, in the first quarter of 2019. On a non-GAAP basis, net loss for the first quarter of 2020 was $1.0 million, or ($0.05) per share, compared to a net loss of $1.2 million, or ($0.07) per share, in the prior quarter and a net loss of $3.6 million, or ($0.21) per share, in the first quarter of 2019.

Cash and cash equivalents as of March 31, 2020 were $14.0 million, compared to $14.5 million at the end of the fourth quarter of 2019. Prior to suspending trading on its at-the-market (ATM) equity facility during the quarter, the Company issued 0.5 million new shares resulting in net proceeds $2.1 million.

Business Outlook

For the second quarter of 2020, Everspin expects total revenue to increase to a range of $11.5 million and $12.5 million, compared to $8.6 million in the year-ago quarter. GAAP net loss is expected to range between ($0.12) and ($0.05) per share. Excluding stock-based compensation expense, non-GAAP net loss is expected to range between ($0.06) and ($0.00) per share based on a weighted-average share count of 18.6 million shares outstanding.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 4869017. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through May 14, 2020. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 4869017. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks set forth in Everspin’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2020, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

EVERSPIN TECHNOLOGIES, INC. Condensed Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$13,950	$14,487
Accounts receivable, net	6,320	5,799
Inventory	7,944	7,863
Prepaid expenses and other current assets	518	539
Total current assets	28,732	28,688
Property and equipment, net	3,077	3,479
Right-of-use assets	2,770	3,132
Other assets	73	73
Total assets	$34,652	$35,372

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,761	$2,873
Accrued liabilities	1,965	2,727
Current portion of long-term debt	1,271	670
Operating lease liabilities	1,613	1,582
Other liabilities	34	42
Total current liabilities	6,644	7,894
Long-term debt, net of current portion	6,621	7,149
Operating lease liabilities, net of current portion	1,426	1,840
Total liabilities	14,691	16,883
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 18,638,555 and 18,081,753 shares issued and outstanding as of March 31, 2020 and December 31, 2019	2	2
Additional paid-in capital	170,353	167,149
Accumulated deficit	(150,394)	(148,662)
Total stockholders’ equity	19,961	18,489
Total liabilities and stockholders’ equity	$34,652	$35,372

EVERSPIN TECHNOLOGIES, INC. Condensed Statements of Operations and Comprehensive Loss (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Product sales	$9,635	$9,023
Licensing, royalty, and other revenue	473	1,003
Total revenue	10,108	10,026
Cost of sales	4,757	5,241
Gross profit	5,351	4,785
Operating expenses:[1]
Research and development	3,030	3,998
General and administrative	2,800	3,595
Sales and marketing	1,103	1,364
Total operating expenses	6,933	8,957
Loss from operations	(1,582)	(4,172)
Interest expense	(172)	(211)
Other income, net	22	127
Net loss and comprehensive loss	$(1,732)	$(4,256)
Net loss per common share, basic and diluted	$(0.10)	$(0.25)
Weighted-average shares used to compute net loss per common share, basic and diluted	18,055,693	17,097,999

[1]Operating expenses include stock-based compensation as follows:
Research and development	$162	$147
General and administrative	585	509
Sales and marketing	58	48
Total stock-based compensation	$805	$704

EVERSPIN TECHNOLOGIES, INC. Reconciliation of GAAP and Non-GAAP Financial Information (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Reconciliation of GAAP and non-GAAP operating expenses
GAAP operating expenses	$ 6,933	$ 8,199	$ 8,957
Reconciling item included in research and development
Stock-based compensation	137	193	118
Reconciling item included in selling, general and administrative
Stock-based compensation	643	914	557
Restructuring		782
Total reconciling items included in operating expenses	780	1,889	675
Non-GAAP operating expenses	$ 6,153	$ 6,311	$ 8,282

GAAP NET INCOME (LOSS)	$ (1,732)	$ (3,079)	$ (4,256)
Reconciling items included in operating expenses	780	1,889	675
Non-GAAP net income (loss)	$ (951)	$ (1,191)	$ (3,581)
Non-GAAP net income (loss) per share, basic and diluted	$ (0.05)	$ (0.07)	$ (0.21)
Weighted average shares to compute net loss per common share, basic and diluted	18,056	17,714	17,098

EVERSPIN TECHNOLOGIES, INC. Condensed Statement of Cash Flows (In thousands) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(1,732)	$(4,256)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	409	393
Loss on disposal of property and equipment	—	20
Stock-based compensation	805	704
Non-cash gain on warrant revaluation	(6)	—
Non-cash interest expense	73	81
Changes in operating assets and liabilities:
Accounts receivable	(521)	1,540
Inventory	(81)	(562)
Prepaid expenses and other current assets	21	93
Accounts payable	(1,067)	(955)
Accrued liabilities	(435)	(187)
Lease liabilities	(21)	(20)
Net cash used in operating activities	(2,555)	(3,149)
Cash flows from investing activities
Purchases of property and equipment	(64)	(225)
Net cash used in investing activities	(64)	(225)
Cash flows from financing activities
Payments on debt	—	(1,500)
Payments on finance lease obligation	(2)	(3)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	—	13
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	2,084	—
Net cash provided by (used in) financing activities	2,082	(1,490)
Net decrease in cash and cash equivalents	(537)	(4,864)
Cash and cash equivalents at beginning of period	14,487	23,379
Cash and cash equivalents at end of period	$13,950	$18,515
Supplementary cash flow information:
Interest paid	$99	$135
Operating cash flows paid for operating leases	$486	$416
Financing cash flows paid for finance leases	$2	$3
Non-cash investing and financing activities:
Purchase of property and equipment in accounts payable and accrued liabilities	$—	$20
Bonus settled in shares of common stock	$315	$—

Contacts

Everspin Investor Relations Contact:
Leanne K. Sievers, President
Shelton Group Investor Relations
T: 949-224-3874
E: sheltonir@sheltongroup.com